Exhibit 10.15

AMENDED AND RESTATED VROOM, INC.

EXECUTIVE SEVERANCE PLAN

Effective March 1, 2021

Amended and Restated on May 20, 2022

As subsequently Amended and Restated on March 8, 2024

1.
Establishment and Purpose

The Vroom, Inc. Executive Severance Plan (the “Plan”), originally established by the Board of Directors of Vroom, Inc. (the “Board”) effective March 1, 2021, as amended and restated in its entirety effective May 20, 2022 and as hereby amended and restated in its entirety effective March 8, 2024 (the “A&R Effective Date”). The purpose of this Plan is to promote the interests of Vroom, Inc. (the “Company”) and its stockholders by retaining certain executive-level employees through the provision of severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

2.
Definitions and Construction
2.1
Definitions. Whenever used in this Plan, capitalized terms shall have the same meaning as set forth herein or in Appendix A.
2.2
Construction. Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.
Participation

Executive-level employees of the Company Group who are designated by the Committee by name, title, position, function, salary band, any other category deemed appropriate by the Committee, or any combination of the foregoing from time to time as Participants in this Plan. A list of Participants is set forth on Appendix B hereto (as such Appendix B may from time to time be amended by the Committee or the Administrator). In addition, as a condition to participation in this Plan, each individual agrees to be bound by, the terms and conditions of this Plan.

4.
Termination of Employment Without Cause or For Good Reason

In the event of a Participant’s Separation from Service without Cause or for Good Reason (other than a Termination Upon a Change in Control), the Participant shall be entitled to receive the compensation and benefits described in this Section 4.

B-1

4.1
Accrued Obligations. The Participant shall be entitled to receive:
(a)
all salary and commissions earned through the date of the Participant’s Separation from Service;
(b)
reimbursement within ten (10) business days of submission of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group and in accordance with Company Group policies prior to Participant’s Separation from Service.

4.2 Severance Benefits. Provided that Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, and subject to Participant’s compliance with the restrictive covenants set forth in Section 9 herein, and any Employee Inventions and Proprietary Information Agreement or other written agreement between an entity or entities in the Company Group and a Participant relating to the Company’s and/or Company Group’s property, intellectual or otherwise, the Participant shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”):

(c)
Severance Payment. The Company shall pay the Participant an amount equal to the Severance Amount, payable in substantially equal installments in accordance with the Company’s regular payroll practices during the period beginning on such Separation from Service and ending at the end of the applicable Severance Period.
(d)
COBRA Premiums. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health insurance plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Separation from Service) for the COBRA Continuation Period. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Continuation Period (or the remaining portion thereof).
(e)
Equity Acceleration. Accelerated vesting of outstanding equity to the extent provided in any written agreement between Participant and the Company Group.
5.
Termination Upon a change in control

In the event of a Participant’s Termination Upon a Change in Control, the Participant shall be entitled to receive the compensation and benefits described in this Section 5.

5.1
Accrued Obligations. The Participant shall be entitled to receive:
(a)
all salary and commissions earned through the date of the Participant’s Separation from Service;
(b)
reimbursement within ten (10) business days of submission of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group and in accordance with Company Group policies prior to Participant’s Separation from Service.

5.2 Severance Benefits. Provided that Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, and subject to Participant’s compliance with the restrictive covenants set forth in Section 9 herein, and any Employee Inventions and Proprietary Information Agreement or other written agreement between an entity or entities in the Company Group and a Participant relating to the Company’s and/or Company Group’s property, intellectual or otherwise, the Participant shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”):

(c)
Severance Payment. On the first Payroll Date on or following the date the Release becomes effective and irrevocable, and, in any event, within sixty (60) days after the date of the Participant’s Separation from Service, the Company shall pay to the Participant in a lump sum cash payment an amount equal to (i) in the case of any Participant other than the Company’s Chief Executive Officer the product of (x) the Participant’s Base Salary Rate multiplied by (y) the Participant’s CIC Severance Multiplier; and (ii) in the case of the Company’s Chief Executive Officer, the Severance Amount.
(d)
Prorated Bonus. In the case of any Particpant other than the Company’s Chief Executive Officer, a prorated annual bonus for the Company’s fiscal year in which the Participant’s Separation from Service occurs, calculated assuming achievement of any applicable company performance goals or objectives at the greater of actual or 100% and any applicable individual performance goals or objectives at 100%, but prorated based on the number of days the Participant was employed by the Company during such fiscal year, and shall be paid in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such year, but in no event later than March 15th of the calendar year immediately following the calendar year in which such Separation from Service occurs.
(e)
COBRA Premiums. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health insurance plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Separation from Service) for the COBRA Continuation Period. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Continuation Period (or the remaining portion thereof).
(f)
Equity Acceleration. Accelerated vesting of outstanding equity to the extent provided in any written agreement between Participant and the Company Group, and without limiting the foregoing, all outstanding equity awards held by a Participant on the date of a Separation from Service that constitutes a Termination Upon a Change in Control will immediately become fully vested and, as applicable, exercisable as of the date of such Termination Upon a Change in Control and, with respect to performance-vesting awards, such vesting shall be calculated assuming achievement of any applicable performance goals or objectives at the greater of actual performance or 100%.
6.
Termination Upon death or disability

In the event of a Participant’s Separation from Service due to death or Disability, the Participant shall be entitled to receive the compensation and benefits described in this Section 6.

6.1
Accrued Obligations. The Participant shall be entitled to receive:
(a)
all salary and commissions earned through the date of the Participant’s Separation from Service;
(b)
reimbursement within ten (10) business days of submission of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group and in accordance with Company Group policies prior to Participant’s Separation from Service.
6.2
COBRA Premiums. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health insurance plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Separation from Service) for the COBRA Continuation Period. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Continuation Period (or the remaining portion thereof).
6.3
Equity Acceleration. All outstanding Equity Awards that vest based solely on the passage of time that are held by Participant on the date of Participant’s Separation from Service shall immediately become fully vested and, as applicable, exercisable.

7.
Federal Excise Tax Under Section 4999 of the Code
7.1
Excess Parachute Payment. In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of this Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant. For purposes of this Section 7.1, if Payments must be reduced, then such reductions shall come first from the cash severance otherwise payable to the Participant.
7.2
Determination by Accounting Firm. Upon the occurrence of any event (the “Event”) that would give rise to any Payments pursuant to this Plan, the Company shall promptly request a determination in writing to be made within thirty (30) days of the date of the Event by a nationally recognized independent public accounting firm (the “Accounting Firm”) selected by the Company of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accounting Firm may reasonably charge in connection with their services contemplated by this Section. In the event that the report of the Accounting Firm is not received within thirty (30) days following the Participant’s Termination Upon Change in Control, the Company shall pay to the Participant the cash severance benefits required by Section 5.2 above (subject to any reduction necessary to produce the greatest after-tax benefit to the Participant) within ten (10) days of the later of the date of the Accounting Firm’s report of their determination or the payment date determined in accordance with Section 5.2 above.
8.
Entire Plan; Relation to Other Agreements. Except as otherwise set forth herein (including, for the avoidance of doubt, Sections 4.2(c) and 5.2(d)) or otherwise agreed to in writing between the Company Group and a Participant (including for the avoidance of doubt any Employee Inventions and Proprietary Information Agreement or other written agreement between an entity or entities in the Company Group and a Participant relating to the Company’s and/or Company Group’s property, intellectual or otherwise, which, notwithstanding this Agreement, shall continue in effect to the full extent provided thereby, provided that to extent of any conflict between any such agreement and this Plan, this Plan shall control), (a) this Plan contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant and the Company Group, with respect to the subject matter hereof and (b) participating in this Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company Group, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an effective employment agreement, employment letter agreement and/or change of control addendum by and between the Participant and the Company Group), except as otherwise agreed herein, including, for the avoidance of doubt, Sections 4.2(c) and 5.2(d).

9.
Confidential information, non-competition and Non-solicitation
9.1
The Participant shall hold in a fiduciary capacity for the benefit of the Company Group all secret or confidential information, knowledge or data relating to the Company Group, which shall have been obtained by the Participant in connection with the Participant’s employment by the Company Group and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of the Participant’s employment with the Company Group, the Participant shall not, without the prior written consent of the Company Group or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company Group and those designated by it; provided, however, that if the Participant receives actual notice that the Participant is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Participant shall promptly so notify the Company Group.
9.2
While employed by the Company Group and during the Restricted Period following a Separation from Service, the Participant shall not, at any time, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any person or entity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) the business of buying, selling, reconditioning, pricing or financing motor vehicles (including, for the avoidance of doubt, direct or indirect sub-prime automotive lending to consumers) in an online and/or ecommerce setting or any other business which competes with a business constituting at least 5% of the Company Group’s revenues as of the Participant’s Separation from Service, or that manages, operates or otherwise renders any services in connection with, such business (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) (“Competing Business”). Notwithstanding the foregoing, the Participant shall be permitted to acquire a passive stock or equity interest in such a person or entity; provided that such stock or other equity interest acquired is less than five percent (5%) of the outstanding interest in such person or entity.
9.3
While employed by the Company Group and during the Restricted Period following a Separation from Service, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company Group to terminate their employment or other relationship with the Company Group or to cease to render services to any member of the Company Group and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During Participant’s employment with the Company and during the Restricted Period following a Separation from Service, the Participant shall not solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company Group to terminate its relationship therewith or transfer its business from any member of the Company Group and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

9.4
In recognition of the fact that irreparable injury will result to the Company Group in the event of a breach by the Participant or Participant’s obligations under Sections 9.1, 9.2 and 9.3 hereof, that monetary damages for such breach would not be readily calculable, and that the Company Group would not have an adequate remedy at law therefor, the Participant acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company Group shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Participant.
9.5
Notwithstanding the foregoing, to the extent any Participant is subject to the Attorneys’ Rules of Professional Conduct of any state or other jurisdiction, nothing in this Section 9 shall be interpreted to restrict such a Participant from engaging in the authorized practice of law, provided that such engagement does not also require Participate to serve in whole or in part in a business, non-legal role with a Competing Business.
10.
administration
10.1
This Plan is administered by the Company (the “Administrator”). The Administrator, from time to time, may also appoint such individuals to act as the Administrator’s representatives as the Administrator considers necessary or desirable for the effective administration of the Plan.
10.2
The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.
10.3
In administering the Plan, the Administrator (and its delegate) shall have the sole and absolute discretionary authority to construe and interpret the provisions of the Plan (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. Any interpretation of this Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith is binding on all persons. If challenged in a legal proceeding, the Administrator’s interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.
10.4
The Administrator keeps records of this Plan and is responsible for the administration of this Plan.
10.5
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrator.
10.6
This Section may not be invoked by any Employee, Participant or other person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Administrator.

10.7
The Administrator will apply uniform rules to all similarly situated Participants.
10.8
The Company will pay all costs of administration, except as provided with respect to disputes below.
11.
Claims for Benefits
11.1
ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974 (“ERISA”) and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group. This document is intended to constitute both the Plan document and the Plan’s Summary Plan Description.
11.2
Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Benefits department personnel (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.
11.3
Appeal of Denial of Claim.
(a)
If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:
(1)
The specific reason or reasons for the denial;
(2)
Specific references to the Plan provisions on which the denial is based;
(3)
A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
(4)
An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
(b)
If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c)
If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:
(1)
may request in writing that the Appeals Administrator review the denial;
(2)
may review pertinent documents; and
(3)
may submit issues and comments in writing.
(d)
The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:
(1)
The specific reason or reasons for the denial;
(2)
Specific references to the Plan provisions on which the denial is based;
(3)
A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
(4)
An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
11.4
Disputes Subject to Arbitration. Subject to Section 18 herein, any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association (“AAA”) or as otherwise required by ERISA; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property. Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(a)
Site of Arbitration. The site of the arbitration proceeding shall be in New York City, New York or any other site mutually agreed to by the Company and the Participant.
(b)
Costs and Expenses Borne by Company. All costs and expenses of arbitration, including but not limited to reasonable attorneys’ fees and other costs reasonably incurred by the Participant in connection with an arbitration in accordance with this Section 11, shall be paid by the Company. Notwithstanding the foregoing, if the Participant initiates the arbitration, and the arbitrator finds that the Participant’s claims were totally without merit or frivolous, then the Participant shall be responsible for the Participant’s own attorneys’ fees and costs.
11.5
If any judicial proceeding is undertaken to appeal or arbitrate the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. In addition, any such judicial proceeding must be filed no later than two years from the date of the final adverse benefit determination of an applicant’s appeal of the denial of his or her claim for benefits. Notwithstanding the foregoing, if the applicable, analogous state statute of limitations has run or will run before the aforementioned two-year period, the state’s statute of limitations shall be controlling.
12.
No Contract of Employment

Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company Group and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without Cause, and with or without notice except as otherwise provided by Section 14. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant whom it does hire for any specific duration of time.

13.
Successors and Assigns
13.1
Successors of the Company. The Company shall require any Successor, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.
13.2
Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 13.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.

13.3
Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.
14.
Notices
14.1
General. For purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:
(a)
if to the Company:

Vroom, Inc.

Attn: Legal

3600 W. Sam Houston Parkway S.

Floor 4

Houston, TX 77042

Attention: Chief Legal Officer

(b)
if to the Participant, at the home address which the Company has its personnel records.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

14.2
Notice of Termination. Any termination by the Company of the Participant’s employment during the Change in Control Period or any resignation by the Participant during the Change in Control Period shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 14.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.
15.
Termination and Amendment of Plan

The Plan may be terminated or amended by the Board or the Committee, in its sole discretion; provided, however, that any Participant listed on Appendix B who is terminated or resigns from employment with the Company shall be deemed to be automatically removed from Appendix B upon the effectiveness of such termination or resignation, as applicable, and without further action of the Board or the Committee; provided further, that, notwithstanding the foregoing, during a Change in Control Period, the Plan may not be terminated or amended until the date all payments and benefits eligible to be received hereunder shall have been paid.

16.
Section 409A
16.1
General. The payments and benefits under the Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance with or exempt from Section 409A. If the Company determines that any particular provision of the Plan would cause a Participant to incur any tax or interest under Section 409A, the Company shall take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision of the Plan is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A.
16.2
Specified Employee. Notwithstanding anything to the contrary in the Plan, if the Company determines at the time of a Participant’s Separation from Service that the Participant is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which a Participant is entitled under the Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s benefits shall not be provided to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death. On the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under the Plan shall be paid as otherwise provided herein.
16.3
Separation from Service. Notwithstanding anything to the contrary in the Plan, any compensation or benefit payable under the Plan that constitutes “nonqualified deferred compensation” under Section 409A and is designated under the Plan as payable upon a Participant’s termination of employment with the Company shall be payable only upon the Participant’s Separation from Service with the Company.
16.4
Expense Reimbursements. To the extent that any reimbursements payable under the Plan are subject to Section 409A, any such reimbursements shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and a Participant’s right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.
17.
Miscellaneous Provisions
17.1
Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the “Accrued Obligations” described above, pursuant to Sections 4.2, 5.2 or Sections 6.2 or 6.3 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed and delivered to the Company a Release prior to the applicable Release Deadline and such Release remains in full force and effect, has not been timely revoked and is no longer subject to revocation, and a Participant shall be entitled to receive such payments and benefits only so long as such Participant has not breached any of the provisions of the Release or the restrictive covenants set forth in Section 9 herein in accordance with the terms thereof. If the Release is executed and delivered and no longer subject to revocation, then any cash payments due to a Participant shall be paid (subject to Section 16) in accordance with the applicable provisions of this Plan. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Plan applied as though such payments commenced immediately upon the date of such Participant’s Separation from Service, and any payments scheduled to be made after the Release Effective Date shall continue as provided herein. Notwithstanding the foregoing, if the period in which the Release may be executed prior to the Release Deadline begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A, then none of such payments shall begin until such second calendar year.
17.2
Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.
17.3
No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Section 7.2) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.
17.4
No Representations. The Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.
17.5
Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
17.6
Choice of Law. The Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable the internal laws of the state of Delaware without regard to any conflict of laws provisions shall be controlling in all matters relating to this Plan.

17.7
Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
17.8
Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
17.9
Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes. However, whether cash severance amounts are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans.
17.10
Information to be Furnished by Participants. Each Participant must furnish to the Company such documents, evidence, data or other information as the Company considers necessary or desirable for the purpose of administering this Plan. Benefits under this Plan for each Participant are provided on the condition that Participant furnishes full, true and complete data, evidence or other information, and that Participant will promptly sign any document related to the Plan, requested by the Company.
17.11
Consultation with Legal and Financial Advisors. The Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors.
17.12
Severability; Blue Pencil. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, and each other provision of this Plan shall be severable and enforceable to the extent permitted by applicable law. In the event that any provision of this Plan shall be held invalid, illegal or unenforceable (whether in whole or in part) for any reason, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability, and the remaining valid, legal and enforceable provisions (and part of such provision, as the case may be) shall not be affected thereby.
18.
Your Rights Under ERISA
18.1
You are entitled to certain rights and protections under ERISA. ERISA provides that all Participants will be entitled to:
(a)
examine, without charge, at the Administrator’s office, and at other specified locations, all documents governing this Plan and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b)
upon written request to the Administrator, who may make a reasonable charge for the copies, obtain copies of all documents governing this Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description; and
(c)
receive a summary of the Plan’s annual financial report.
18.2
In addition to creating rights for you under this Plan, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of you and other Participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
18.3
If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
18.4
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and the Company to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits hereunder which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Administrator’s decision, you may file suit in Federal court.
18.5
If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
18.6
If you have questions about this Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Other Important Facts

PLAN NAME: Vroom, Inc. Executive Severance Plan

SPONSOR: Vroom, Inc.

Attn: Legal

3600 W. Sam Houston Parkway S.

Floor 4

Houston, TX 77042

EMPLOYER

IDENTIFICATION

NUMBER (EIN): 90-1112566

PLAN NUMBER: 502

TYPE OF PLAN: Employee Welfare Severance Benefit Plan

PLAN YEAR: The Plan Year (if any) shall begin on each January 1 and end on each December 31. However, the first Plan Year for this Plan shall begin on March 1, 2021 and end on December 31, 2021.

TYPE OF

ADMINISTRATION: Self-Administered

PLAN

ADMINISTRATOR: Vroom, Inc.

Attn: Legal

3600 W. Sam Houston Parkway S.

Floor 4

Houston, TX 77042

855-524-1300

LEGAL PROCESS: Legal process with respect to the Plan may be served upon the Plan Administrator.

APPENDIX A

Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a)
“Base Salary Rate” means the Participant’s annual base salary rate in effect immediately prior to the Participant’s Separation from Service; provided, that a Participant’s Base Salary Rate shall not give effect to any reduction in base salary that would be Good Reason hereunder.
(b)
“Cause” means the occurrence of any of the following: (1) the Participant’s willful failure to substantially perform Participant’s duties to the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after Participant’s issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company, which demand specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Participant has not performed Participant’s duties; (2) the Participant’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company; (3) the Participant’s commission of, including any entry by the Participant of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (4) a material breach by the Participant of Participant’s fiduciary duty to the Company which results in reputational, economic, or other injury to the Company; or (5) the Participant’s material breach of the Participant’s obligation under a written agreement between the Company and the Participant.
(c)
“Change in Control” has the meaning given in the Company’s 2020 Incentive Award Plan, as may be amended from time to time.
(d)
“Change in Control Period” means the period beginning on the date that is three (3) months prior to the consummation of the Change in Control and ending on the twelve (12)-month anniversary of such Change in Control.
(e)
“CIC Severance Multiplier” means, with respect to any Participant other than the Company’s Chief Executive Officer, one and a half (1.5).
(f)
“COBRA Continuation Period” shall, with respect to any Participant, commence upon such Participant’s termination of employment and end after the lapse of:
(1)
If such Participant is the Company’s Chief Executive Officer, eighteen (18) months; and
(2)
Any Participant other than the Company’s Chief Executive Officer, twelve (12) months.
(g)
“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder.

(h)
“Committee” means the Compensation Committee of the Board.
(i)
“Company” means Vroom, Inc., and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Plan or a Successor which otherwise becomes bound by operation of law to this Plan.
(j)
“Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.
(k)
“Disability” means that the Participant has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Participant, as determined in the reasonable discretion of the Board.
(l)
“Equity Award” means any Option, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or other stock-based compensation award.
(m)
“Good Reason” means the occurrence of any of the following conditions without the Participant’s informed written consent unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction):
(1)
a material diminution in the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant; or
(2)
the Company’s material reduction in Participant’s base salary, as the same may be increased from time to time; or
(3)
a material change in the geographic location of the Participant’s principal location as of the date hereof, which shall, in any event, include only a relocation of more than twenty-five (25) miles from such principal location; or
(4)
any material breach of this Plan by the Company Group with respect to the Participant.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

(n)
“Option” means any option to purchase shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member, whether granted before or after a Change in Control.
(o)
“Participant” means each individual who listed on Appendix B.

(p)
“Payroll Date” means the last day of a payroll period.
(q)
“Release” means a general release of claims in favor of the Company, the Company Group, its/their affiliates, and its/their respective officers, directors, employees, and agents in a form provided by the Company.
(r)
“Release Deadline” means, with respect to a Participant who is age forty (40) or older on the date of such Participant’s Separation from Service, the date which is forty five (45) days following the Participant’s Separation from Service. With respect to a Participant who is younger than age forty (40) on the date of such Participant’s Separation from Service, the “Release Deadline” shall be the date which is twenty one (21) days following the Participant’s Separation from Service.
(s)
"Restricted Period” shall, with respect to any Participant, commence on such Participant’s termination of employment and end after the lapse of:
(1)
If such Participant is the Company’s Chief Executive Officer, eighteen (18) months: and
(2)
Any Participant other than the Company’s Chief Executive Officer, twelve (12) months.
(t)
“Restricted Stock” means any compensatory award of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member or acquired upon the exercise of an Option, whether such shares are granted or acquired before or after a Change in Control, including any shares issued in exchange for any such shares by a Successor or any other member of the Company Group.
(u)
“Restricted Stock Units” mean any compensatory award of rights to receive shares of the capital stock or cash in an amount measured by the value of shares of the capital stock of the Company or of any other member of the Company Group at one or more specified future times or upon the satisfaction of one or more specified conditions granted to a Participant by the Company or any other Company Group member, whether such awards are granted before or after a Change in Control, including any such awards granted in exchange for such awards by a Successor or any other member of the Company Group.
(v)
“Section 409A” means Section 409A of the Code.
(w)
“Separation from Service” means a “separation from service” as defined in Section 409A.
(x)
“Severance Amount” shall, with respect to any Participant, mean:
(1)
If such Participant is the Company’s Chief Executive Officer, the product of (A) the sum of (i) the Participant’s Base Salary Rate and (ii) target annual bonus in effect as of the A&R Effective Date (i.e. 150% of Participant’s annual base salary), multiplied by (B) one and a half (1.5); and

(2)
Any Participant other than the Company’s Chief Executive Officer, an aggregate amount equal to twelve (12) months of such Participant’s Base Salary Rate.
(y)
“Severance Period” shall, with respect to any Participant, commence upon the date of such Participant’s termination of employment and end after the lapse of four (4) months.
(z)
“Specified Employee” means a specified employee of the Company Group as defined in Section 409A.
(aa)
“Stock Appreciation Right” means any award consisting of the right to receive payment, for each share of the capital stock of the Company or of any other member of the Company Group subject to such award, of an amount equal to the excess, if any, of the fair market value of such share on the date of exercise of the award over the exercise price for such share granted to a Participant by the Company or any other Company Group member, whether such awards are granted before or after a Change in Control, including any such awards granted in exchange for such awards by a Successor or any other member of the Company Group.
(bb)
“Successor” means any successor in interest to substantially all of the business and/or assets of the Company.
(cc)
“Termination Upon a Change in Control” means the occurrence of any of the following events:
(1)
termination by the Company Group of the Participant’s employment for any reason other than Cause during the Change in Control Period; or
(2)
the Participant’s resignation for Good Reason from employment with the Company Group during the Change in Control Period, provided that such resignation occurs within sixty (60) days following the occurrence of the condition constituting Good Reason;

provided, however, that Termination Upon a Change in Control shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.

APPENDIX B

Participants

Tom Shortt

Cesar Aponte

Robert R. Krakowiak

Patricia Moran

C. Denise Stott

Amy Gieffers

Agnieszka Zakowicz

Jonathan Sandison